EXHIBIT 99.4

FORGE ENERGY II Delaware, LLC

Estimated
Future Reserves and Income
Attributable to Certain
Leasehold Interests of
Forge Energy II Delaware, LLC

SEC Pricing

As of
December 31, 2021

/s/ Timothy W. Smith, P.E.	/s/ Cecilia Patricia Flores
Timothy W. Smith, P.E.	Cecilia Patricia Flores
TBPELS License No. 70195	Senior Petroleum Engineer
Senior Vice President

[SEAL]

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

FORGE ENERGY II DELAWARE, LLC.
TABLE OF CONTENTS

DISCUSSION
PETROLEUM RESERVES DEFINITIONS

TABLE NO.
PROPERTY RANKING	A
SUMMARY OF GROSS AND NET RESERVE AND INCOME DATA	B

GRAND SUMMARIES
TOTAL PROVED	1
PROVED PRODUCING	2
PROVED SHUT-IN	3
PROVED UNDEVELOPED	4

BLK 16 AREA
TOTAL PROVED	5
PROVED UNDEVELOPED	6

BLK 18 AREA
TOTAL PROVED	7
PROVED PRODUCING	8
PROVED UNDEVELOPED	9

FCR AREA
TOTAL PROVED	10
PROVED PRODUCING	11
PROVED UNDEVELOPED	12

RBS AREA
TOTAL PROVED	13
PROVED PRODUCING	14
PROVED SHUT-IN	15
PROVED UNDEVELOPED	16

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS - TBPE FIRM LICENSE No. F-1580

TBPELS REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

May 17, 2023

Forge Energy II Delaware, LLC
15727 Anthem Parkway Suite 501
San Antonio, TX 78249

Ladies and Gentlemen:

At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production and income attributable to certain leasehold interests of Forge Energy II Delaware, LLC (FE) as of December 31, 2021. The subject properties are located in the state of Texas. The reserves volumes included herein were estimated based on the definitions and disclosure guidelines contained in the Society of Petroleum Engineers (SPE), World Petroleum Council (WPC), American Association of Petroleum Geologists (AAPG), Society of Petroleum Evaluation Engineers (SPEE), Society of Exploration Geophysicists (SEG), Society of Petrophysicists and Well Log Analysts (SPWLA), and European Association of Geoscientists & Engineers (EAGE) 2018 Petroleum Resources Management System (SPE-PRMS), which were revised in June 2018. The reserves volumes were estimated based on unescalated price and cost parameters (SPE-PRMS constant case), provided by FE. The income data for the reserves volumes were estimated using SEC pricing and constant cost parameters as noted herein and held constant throughout the life of the properties (SPE-PRMS constant case).The results of our third party study, completed on January 13, 2022, are presented herein.

The properties evaluated by Ryder Scott represent 100 percent of the total net proved liquid hydrocarbon reserves and 100 percent of the total net proved gas reserves of FE as of December 31, 2021. At Forge’s request this report is a new report that excludes all overriding royalty interests that were included in our report dated January 17, 2022. Please note, no new data was used and no additional evaluation work or adjustments were done from the previous report beyond excluding the royalty interests.

The estimated reserves presented in this report, as of December 31, 2021 are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. As a result of both economic and political forces, there is substantial uncertainty regarding the forecasting of future hydrocarbon prices. Consequently, actual future prices may vary considerably from the prices assumed in this report. The recoverable reserves volumes and the income attributable thereto have a direct relationship to the hydrocarbon prices actually received; therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized as follows.

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Forge Energy II Delaware, LLC - SEC Pricing
May 17, 2023

UNESCALATED PARAMETERS
SEC Pricing
Estimated Net Reserves and Income Data
Certain Leasehold Interests of
Forge Energy II Delaware, LLC
As of December 31, 2021

	Proved
	Developed			Total Proved
	Producing	Non-Producing(*)	Undeveloped
Net Reserves
Oil/Condensate - Mbbl	14,578	0	24,786	39,364
Plant Products - Mbbl	5,371	0	5,737	11,108
Gas - MMcf	35,745	0	34,676	70,421

Income Data ($M)
Future Gross Revenue	$1,145,234	$0	$1,799,263	$2,944,497
Deductions	472,830	212	853,299	1,326,341
Future Net Income	$672,404	$(212)	$945,299	$1,618,156

Discounted FNI @ 10%	$393,885	$(194)	$369,446	$763,137
(*) Deductions refer to investments for abandonment costs, for temporarily abandoned wells with specific expense interest

Liquid hydrocarbons are expressed in standard 42 U.S. gallon barrels and shown herein as thousands of barrels (Mbbl). All gas volumes are expressed in millions of cubic feet (MMcf) at the official temperature and pressure bases of the areas in which the gas volumes are located. All gas reserves volumes are reported on an “as sold” basis. In this report, the revenues, deductions, and income data are expressed as thousands of U.S. dollars ($M).

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package ARIESTM Petroleum Economics and Reserves Software, a copyrighted program of Halliburton. The program was used at the request of FE. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is after the deduction of production taxes. The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, development costs, and certain abandonment costs net of salvage. Certain gas, oil and condensate transportation costs are included as “Other” deductions in the cash flows. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income.

Liquid hydrocarbon reserves account for approximately 93 percent of the total future gross revenue from proved reserves and gas reserves account for the remaining 7 percent of total future gross revenue from the proved reserves reported herein.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Forge Energy II Delaware, LLC - SEC Pricing
May 17, 2023

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

Discounted Future Net Income ($M)
As of December 31, 2021
Discount Rate Percent	Total Proved

6	$977,563
8	$858,192
12	$685,787
16	$567,763
The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

At the request of FE, this report only includes proved reserves, which conform to the definitions of reserves sponsored and approved by the SPE, WPC, AAPG, SPEE, SEG, SPWLA and EAGE as set forth in the 2018 SPE-PRMS and where applicable, based on unescalated price and cost parameters (SPE-PRMS constant case). Refer to the full SPE-PRMS, which can be located at https://www.spe.org/en/industry/reserves/ for the complete definitions and guidelines.

The various reserves development and production status categories as defined in this report, are also fully defined in the SPE-PRMS located in the website mentioned above. There are no developed proved non-producing reserves included herein; however, there are abandonment costs included for the shut-in status category in this report.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Reserves Classification

Recoverable petroleum resources may be classified according to the SPE-PRMS into one of three principal resources classifications: prospective resources, contingent resources, or reserves. Only the proved reserves classification is addressed in this report. The distinction between prospective and contingent resources depends on whether or not there exists one or more wells and other data indicating the potential for moveable hydrocarbons (e.g. the discovery status). Discovered petroleum resources may be classified as either contingent resources or as reserves depending on the chance that if a project is implemented it will reach commercial producing status (e.g. chance of commerciality - Pc). The distinction between various “classifications” of resources and reserves relates to their discovery status and increasing chance of commerciality. Commerciality is not solely determined based on the economic status of a project, which refers to the situation where the income from an operation exceeds the expenses involved in, or attributable to, that operation. Conditions addressed in the determination of commerciality also include technological, economic, legal, environmental, social, and governmental

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Forge Energy II Delaware, LLC - SEC Pricing
May 17, 2023

factors. While economic factors are generally related to costs and product prices, the underlying influences include, but are not limited to, market conditions, transportation and processing infrastructure, fiscal terms and taxes. At FE’s request, this report addresses only the proved reserves attributable to the properties evaluated herein and not the probable and possible reserves and resources (if any).

Reserves Uncertainty

All reserves estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends primarily on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. Estimates will generally be revised only as additional geologic or engineering data becomes available or as economic conditions change.

Reserves are “those quantities of petroleum anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions.” The relative degree of uncertainty may be conveyed by placing reserves into one of two principal categories, either proved or unproved.

Proved oil and gas reserves are “those quantities of petroleum that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under defined economic conditions, operating methods, and government regulations.”

Unproved reserves are less certain to be recovered than proved reserves and may be further sub- categorized as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Probable reserves are “those additional reserves that analysis of geoscience and engineering data indicates are less likely to be recovered than proved reserves but more certain to be recovered than possible reserves.” For probable reserves, it is “equally likely that actual remaining quantities recovered will be greater than or less than the sum of the estimated proved plus probable reserves” (cumulative 2P volumes). Possible reserves are “those additional reserves that analysis of geoscience and engineering data indicates are less likely to be recoverable than probable reserves.” For possible reserves, the “total quantities ultimately recovered from the project have a low probability to exceed the sum of the proved plus probable plus possible reserves” (cumulative 3P volumes).

The reserves included herein were estimated using deterministic methods.

Estimates of reserves may increase or decrease as a result of future operations, effects of regulation by governmental agencies or geopolitical risks. As a result, the estimates of oil and gas reserves have an intrinsic uncertainty. The reserves included in this report are therefore estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts.

Possible Effects of Regulation

FE’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Forge Energy II Delaware, LLC - SEC Pricing
May 17, 2023

policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of reserves actually recovered and amounts of income actually received to differ significantly from the estimated quantities.

The estimates of reserves presented herein were based upon a detailed study of the properties in which FE owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.

Methodology Employed for Estimates of Reserves

The estimation of reserves quantities involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities. The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance- based methods, (2) volumetric-based methods and (3) analogy. These methods may be used individually or in combination by the reserves evaluator in the process of estimating the quantities of reserves. Reserves evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated, and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of these data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of recoverable hydrocarbons is identified, the evaluator must determine the uncertainty associated with the incremental quantities of those recoverable hydrocarbons. If the quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity is addressed by the reserves category assigned by the evaluator. Therefore, it is the categorization of incremental recoverable quantities that addresses the inherent uncertainty in the estimated quantities reported

Estimates of reserves quantities and their associated categories or classifications may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of the recoverable quantities and their associated categories or classifications may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The reserves for the properties included herein were estimated by performance and analogy methods. In general, reserves attributable to producing wells and/or reservoirs were estimated by performance methods which utilized extrapolations of historical production and pressure data available through November 2021 in those cases where such data were considered to be definitive. The data used in these analyses were furnished to Ryder Scott by FE or obtained from public data sources and were considered sufficient for the purpose thereof. In certain cases, producing reserves were estimated by analogy. These methods were used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the estimates was considered to be inappropriate.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Forge Energy II Delaware, LLC - SEC Pricing
May 17, 2023

Reserves attributable to the undeveloped status category included herein were estimated by analogy methods. The analysis utilized pertinent well data and other data furnished to Ryder Scott by FE or which we have obtained from public data sources that were available through November 2021. The data utilized from the analogue well data incorporated into our performance analysis were considered sufficient for the purpose thereof

Assumptions and Data Considered for Estimates of Reserves

To estimate recoverable oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on the cost and price assumptions as noted herein, and forecasts of future production rates. Under the SPE-PRMS Section 1.1.0.6, “reserves are those quantities of petroleum anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions.”

FE has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecasts of future production and income, we have relied upon data furnished by FE with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, and development costs, development plans, abandonment costs after salvage, product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data supplied by FE.

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were based on analog well performance and type well profiles where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied until depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by FE. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Forge Energy II Delaware, LLC - SEC Pricing
May 17, 2023

to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

At the request of FE, the hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period.

The above SEC price parameters were provided by Ryder Scott. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used for the geographic areas included in the report.

Product prices which were actually used for each property reflect adjustments for gravity, quality, local conditions, gathering and transportation fees and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by FE. The differentials furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by FE to determine these differentials.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for the geographic area included in the report.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
North America
United States	Oil/Condensate	WTI Cushing	$66.56/bbl	$66.66/bbl
	Plant Products	WTI Cushing	$66.56/bbl	$23.30/bbl
	Gas	Henry Hub	$3.598/MMBTU	$3.10/Mcf

Costs

Operating costs for the leases and wells in this report were furnished by FE and are based on the operating expense reports of FE and include only those costs directly applicable to the leases or wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. For operated properties, the operating costs include an appropriate level of corporate general administrative and overhead costs. The operating costs for non-operated properties include the COPAS overhead costs that are allocated directly to the leases and wells under terms of operating agreements. The operating costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the operating cost data

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Forge Energy II Delaware, LLC - SEC Pricing
May 17, 2023

used by FE. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs were furnished to us by FE and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of these costs. The estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage were material. The estimates of the net abandonment costs furnished by FE were accepted without independent verification.

Because of the direct relationship between volumes of undeveloped reserves and development plans, we include in the undeveloped reserves category only those volumes assigned to undeveloped locations that we have been assured will definitely be drilled. In accordance with SPE-PRMS guidelines, “a reasonable time frame for the initiation of development depends on the specific circumstances and varies according to the scope of the project. While 5 years is recommended as a benchmark, a longer time frame could be applied where, for example, development of an economic project is deferred at the option of the producer for, among other things, market-related reasons, or to meet contractual or strategic objectives.” FE has assured us of their intent, commitment, and ability to proceed with the development activities included in this report and that they are not aware of any legal, regulatory, or political obstacles that would significantly alter their plans.

Current costs used by FE were held constant throughout the life of the properties.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have approximately eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists receive professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization. Regulating agencies require that, in order to maintain active status, a certain amount of continuing education hours be completed annually, including an hour of ethics training. Ryder Scott fully supports this technical and ethics training with our internal requirement mentioned above.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Forge Energy II Delaware, LLC - SEC Pricing
May 17, 2023

We are independent petroleum engineers with respect to FE. Neither we nor any of our employees have any financial interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analyses conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

This report was prepared for the exclusive use and sole benefit of Forge Energy II Delaware, LLC and may not be put to other use without our prior written consent for such use. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

[SEAL]	/s/ Timothy W. Smith
Timothy W. Smith, P.E.
TBPELS License No. 70195
Senior Vice President

/s/ Cecilia Patricia Flores
Cecilia Patricia Flores
Senior Petroleum Engineer

TWS-CPF (LPC)/pl

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Timothy Wayne Smith was the primary technical person responsible for overseeing the estimate of the reserves, future production and income.

Mr. Smith, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 2008, is a Senior Vice President responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Smith served in a number of engineering positions with Wintershall Energy and Cities Service Oil Company. For more information regarding Mr. Smith’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Employees.

Mr. Smith earned a Bachelor of Science degree in Petroleum Engineering from West Virginia University in 1977 and a Masters of Business (MBA) from the University of Phoenix in 1991 and is a registered Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Smith fulfills. Mr. Smith has received extensive training relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Smith has also served as a training instructor for clients regarding Dynamic Analysis and Unconventional Resources. Mr. Smith attended an additional 18 hours of formalized in-house training in the 2021 time period including training for ISO 9001 and 14001. Based on his educational background, professional training and 30 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Smith has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of June 2019.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS